UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): August 4, 2023

DMC Global Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-14775	84-0608431
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11800 Ridge Parkway, Suite 300, Broomfield, Colorado 80021
(Address of Principal Executive Offices, Including Zip Code)

(303) 665-5700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, $0.05 Par Value	BOOM	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CEO Appointment
As previously disclosed, David Aldous and Michael Kuta were appointed as interim co-President and Chief Executive Officers of DMC Global Inc. (the “Company”) on January 17, 2023. On August 4, 2023, Mr. Kuta was appointed as the sole President and CEO and a director of the Company, and Mr. Aldous stepped down from his position as interim co-President and Chief Executive Officer. Mr. Aldous remains a member of the Company’s Board of Directors and was re-appointed as Chairman of the Board effective August 4, 2023.

In connection with his appointment as President and CEO, Mr. Kuta entered into an offer letter with the Company (the “Offer Letter”), pursuant to which (i) his base salary will be increased to $675,000, (ii) he will be eligible for a performance-based incentive bonus targeted at $675,000 and (iii) he will be eligible for annual long-term incentive equity awards valued at $2.0 million, subject to time-based and incentive-based vesting requirements, and will receive a proportionate grant concurrent with the next annual grant related to his service as President and CEO in 2023. The foregoing description of the Offer Letter is qualified in its entirety by the text of the Offer Letter, which is filed as Exhibit 10.1 hereto.

Biographical information concerning Mr. Kuta is set forth in the Company’s Proxy Statement filed on March 28, 2023. There are no arrangements or understandings between Mr. Kuta and any other persons pursuant to which he was appointed to his positions with the Company. There are no related party transactions between Mr. Kuta and the Company that would be required to be reported under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Kuta and the Company’s other executive officers and directors.

Director Appointment
On August 4, 2023, the Company appointed Ouma Sananikone, 58, as a director of the Company. Ms. Sananikone has over 30 years in finance and investment management experience at both executive and board levels. She retired as Managing Director, Corporate Strategy & Development, of BT Financial Group/Westpac Banking Corporation in 2003. She served in various consulting roles from 2003 to 2006 and from 2005 to 2008 was an Honorary Australian Financial Services Fellow on behalf of the Government of Australia. From 2000 to 2001 she was the Chief Executive Officer of Aberdeen Asset Management PLC. She is currently serving on the boards of Hafnia Ltd., iA Financial Group, Innergex Renewable Energy, Inc., and Ivanhoe Cambridge, Inc. She has spent over 30 years in finance and investment management at both executive and board levels. She graduated with a B.A. in Economics and Political Science from Australian National University and holds a Masters of Commerce degree from New South Wales University.

Ms. Sananikone will serve on the Risk Committee. There are no arrangements or understandings between Ms. Sananikone and any other persons pursuant to which she was appointed to the board. There are no related party transactions between Ms. Sananikone and the Company that would be required to be reported under Item 404(a) of Regulation S-K. There are no family relationships between Ms. Sananikone and the Company’s executive officers and other directors. She will be compensated for her services as director pursuant to the Company’s standard non-executive director compensation arrangements.

Item 7.01 Regulation FD Disclosure.

On August 7, 2023, the Company issued press releases announcing the management and Board changes described in Item 5.02 above. Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2 and are incorporated herein by reference.

The information provided in Item 7.01 of this Current Report, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference in any filings under the Securities Act of 1933, as amended, unless specifically stated so therein.

Item 9.01     Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit Number	Description
99.1	Press Release regarding appointment of Michael Kuta as President and CEO, dated August 7, 2023.
99.2	Press Release regarding appointment of Ouma Sananikone as a director dated August 7, 2023.
10.1	Offer Letter, dated August 4, 2023, from the Company to Michael Kuta.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DMC Global Inc.

Dated:	August 7, 2023	By:	/s/ Michelle Shepston
Michelle Shepston
Executive Vice President & Chief Legal Officer